Exhibit 99.1

FOR IMMEDIATE RELEASE

CASELLA WASTE SYSTEMS, INC. ANNOUNCES PERMIT EXPANSION AT ONTARIO COUNTY LANDFILL

RUTLAND, VERMONT (October 29, 2007) – Casella Waste Systems, Inc. (NASDAQ: CWST), a regional, solid waste, recycling, and resource management services company, announced today that Ontario County received a modification to the County’s existing permit for the operation of the municipal solid waste (MSW) landfill in Seneca, New York, increasing the annual permit to 917,694 tons per year from 612,000 tons per year.

“Receiving approval to expand the annual capacity at the Ontario County landfill is another important step forward in our efforts to increase the return on our landfill investments,” said John W. Casella, chairman and chief executive officer of Casella Waste Systems. “With the successful permit modifications at the Hakes and Ontario landfills we have increased our annual permitted capacity by approximately 457,000 tons per year, over one-half of our targeted 900,000 ton increase in annual capacity.”

“We have built a sustainable partnership with Ontario County and the Town of Seneca through our SEED™ (Sustainable Environmental Economic Development) program. Our facility at Ontario County exemplifies the success of the SEED™ program and we believe that the facility serves as a model of the future of resource management and municipal partnerships. Today, at the Ontario facility we are processing approximately 40,000 tons per year of recyclables at our state-of-the-art single-stream recycling facility, we are beneficiating approximately 30,000 tons per year of mixed broken glass, and we are providing landfill gas to a partner who is producing 5.6MW/hr of clean, renewable energy,” Casella said.

Casella Waste Systems is the operator of the facility and entered into a 25 year operating agreement with Ontario County in December 2003. The permit modification has an effective date of October 9, 2007. Casella Waste Systems, headquartered in Rutland, Vermont, provides solid waste management services consisting of collection, transfer, disposal, and recycling services primarily in the eastern United States.

For further information, contact Richard Norris, chief financial officer or Ned Coletta, director of investor relations at (802) 775-0325, or visit the company’s website at http://www.casella.com.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the Company “believes,” “expects,” “anticipates,” “plans,” “may,” “will,” “would,” “intends,” “estimates” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s beliefs and assumptions. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. There are a number of important risks and uncertainties that could cause our actual results to differ materially from those indicated by such forward-looking statements. These risks and uncertainties include, without limitation, the risk that political, operational and other factors may impact our operating permits and future expansion plans at our facilities, and those additional risks detailed in Item 1A, “Risk Factors” in our Form 10-K for the year ended April 30, 2007.